Exhibit 99.1

Fortive Announces Private Offering of Senior Notes

WASHINGTON, June 6, 2016—Danaher Corporation (NYSE: DHR) and Fortive Corporation announced today, in connection with the planned spin-off of Fortive from Danaher, that Fortive intends to offer senior notes, subject to market conditions and other factors. Danaher will guarantee the notes until the spin-off occurs. Fortive intends to use the net proceeds from the sale of the notes to make payments to Danaher as consideration for the contribution of assets to Fortive by Danaher in connection with the separation, and to pay related fees and expenses and for general corporate purposes.

The securities are being sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons outside the United States under Regulation S under the Securities Act. The securities have not been registered under the Securities Act, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

FORWARD-LOOKING STATEMENTS

Statements in this release that are not strictly historical, including the statements regarding Danaher’s anticipated spin-off of Fortive Corporation and the timing thereof and Danaher’s and Fortive’s expectations regarding the completion, timing and planned use of proceeds from the proposed offering, and any other statements regarding events or developments that we believe or anticipate will or may occur in the future are “forward-looking” statements within the meaning of The Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results, developments and business decisions to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things, Fortive’s intention to offer its notes, market conditions, satisfaction of customary closing conditions, and Danaher’s ability to successfully consummate the separation of Danaher into two public companies and Danaher’s and Fortive’s ability to realize the anticipated benefits of that transaction. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Danaher’s and Fortive’s SEC filings, including Danaher’s 2015 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the first quarter of 2016 and Fortive’s Registration Statement on Form 10. These forward-looking statements speak only as of the date of this release, and neither Danaher nor Fortive assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.